AGREEMENT

      This agreement made and entered into on January 6, 1995 by and between Ace Hardware Corporation, a Delaware corporation, with its principal office located at 2200 Kensington Court, Oak Brook, Illinois 60521 (the "Company") and Roger E. Peterson residing at 6N931 Hastings Drive, St. Charles, Illinois ("Peterson").

                               W I T N E S S E T H :
      WHEREAS Peterson has served the Company continuously during the past eighteen years and currently holds the position of President and CEO with the Company; and
      WHEREAS Peterson desires to voluntarily retire as an employee of the Company as of May 31, 1995 and, in order to continue to benefit from Peterson's experience and expertise as an executive in the hardlines wholesale industry the Company desires to enter into this Agreement providing for the retention by the Company from such retirement date of the services of Peterson in an advisory and consulting capacity until May 31, 2000 (the "Advisory Period"); and
      WHEREAS the Company further desires to prevent any other competitive business from utilizing the experience and know-how of Peterson with regard to the Company's business;

      Now, therefore, in consideration of the foregoing and of the past services rendered by Peterson to the Company and his undertakings hereinafter referred to, IT IS HEREBY AGREED by and between the Company and Peterson as follows:


      1. Peterson shall continue in the employ of the Company until and including May 31, 1995 and will voluntarily retire from the employment of the Company as of June 1, 1995. During the remaining period of his employment, the compensation and all of the terms and conditions of Peterson's employment shall be the same as are applicable in his separate employment contract, which shall terminate on May 31, 1995 at the time Peterson commences retirement.
      2. During the Advisory Period Peterson, if living, shall furnish to the Company such advisory and consulting services as the Company shall reasonably require from time to time. The scheduling of such services shall be arranged in such a manner as not to conflict with any prior commitments which Peterson may have made which make him unavailable to perform services for the Company at certain intervals of reasonable durations. Such services may be rendered by Peterson at the place where he may be residing at the time or at such other place or places as may be appropriate for him to be able to render the specific services requested of him at particular times. Notwithstanding the above provision in paragraph 2, Peterson shall attend the Fall Show in 1995, Spring and Fall Shows in 1996, Spring and Fall Shows in 1997, Spring Show in 1998. It is expected that he will be in attendance for 4 days at each Show. Peterson's spouse is invited, at Company's expense, to attend the same Shows.
      3. The Company agrees, subject to the conditions herein set forth, to pay to Peterson (in addition to all pension and other similar payments and other benefits to which he may be entitled on account of his service to the Company prior to his retirement) the aggregate sum of Seven Hundred Fifty Thousand Dollars ($750,000.00). Such sum shall be paid in accordance with the designation by Peterson on an ELECTION FOR PAYMENT OF ADVISORY AND CONSULTING FEES form, a copy of which is attached hereto as Exhibit A, that has to be filed with and accepted by the Vice President - Finance of Ace Hardware Corporation prior to June 1,1995.
      4. The Company shall provide medical insurance coverage as set forth on Exhibit B attached hereto and made a part hereof, at Company's expense, for Peterson, his spouse and unmarried child subject to such exceptions as are set forth in the policy on medical insurance coverage to the earlier of (a) his age of 65 years (December 14, 2002) or (b) his death. The medical insurance coverage shall be in addition to the aggregate sum set forth in Paragraph 3.
      5. During the Advisory Period, Peterson shall perform his services hereunder for the Company as an independent contractor and will be permitted to engage in any business and perform services for his own account except as prohibited in Paragraph 7 herein. Any services performed by Peterson for his own account shall be scheduled by him in such a manner as not to interfere with his availability upon reasonable notice to perform such services as the Company shall reasonably require of him hereunder. In the event that Peterson shall be requested to perform services in excess of twenty-five (25) days, including Show attendance, within any agreement year (being the period between May 31 of a calendar year and May 31 of the following year) during the Advisory Period, he shall be paid an additional sum for such services performed based upon the value of the services as determined by the parties prior to performance. Any such additional payments shall not reduce the aggregate amount to be paid to Peterson as set forth in Paragraph 3.
      6. Provided that the Agreement shall not have been deemed paid in full pursuant to Paragraph 8, the following provisions shall be applicable in the event of the death of Peterson on or after June 1, 1995 and before he has received the aggregate sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) set forth in Paragraph 3 (reduced by any partial forfeitures thereof which may have been made pursuant to Paragraph 9):
      (a) If Peterson's spouse survives him, an aggregate amount equal to the difference between said aggregate sum and the portion thereof received by Peterson prior to his death shall be paid to her in the same installments and at the same times it would have been paid to Peterson had he been living;
      (b) If Petersons' spouse does not survive him, the amount of such difference shall be paid upon Petersons' death to his estate in one lump sum;
      (c) If Petersons' spouse survives him but dies before receiving the entire amount of the difference referred to in (a) above, then the remaining portion of such difference shall be paid upon her death in one lump sum to her estate.
      7. For the purposes of this Agreement, the term "Confidential Information" shall mean, but shall not be limited to, any technical or non-technical data, programs, procedures, models, manuals, financial data, lists of actual or potential customers, dealers or suppliers of the Company, and any information regarding the Company's marketing, sales or dealer network or plans, which is not generally known to the public through legitimate origins. The Company and Peterson acknowledge and agree that such Confidential Information is extremely valuable to the Company and shall be deemed to be a "Trade Secret" pursuant to the Illinois Trade Secrets Act.
      Peterson will not during, or after termination of, this Agreement, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party, or utilize for Peterson's personal benefit or for the benefit of any competitor of the Company, any Confidential Information.
      Upon termination this Agreement with the Company for any reason, Peterson will promptly deliver to the Company all documents concerning the Company's customers, dealers, dealer network, marketing strategies, plans, products or processes and/or which contain Confidential Information.
      Peterson agrees that during the Advisory Period and during any further period for which monthly payments to Peterson are provided for hereunder, he shall not, directly or indirectly, render any services of an advisory nature to or otherwise become employed by or participate or engage in any competing business, without the prior written consent of the Company.
      Any notice to be given by Peterson under this Agreement shall be sent by certified mail to the Company at its office at 2200 Kensington Court, Oak Brook, Illinois, marked to the attention of the Company's President, and any notice from Company to Peterson shall be sent by registered mail to Peterson at 6N931 Hastings Drive, St. Charles, Illinois. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the above terms.
      In the event that Peterson breaches any of the terms of Paragraph 7 of this Agreement, Peterson stipulates that said breach will result in immediate and irreparable harm to the business and goodwill of the Company and that damages, if any, and remedies at law for such breach would be inadequate. The Company shall therefore be entitled to apply for and receive from any court of competent jurisdiction an injunction to restrain any violation of Paragraph 7 of this Agreement and for such further relief as the court may deem just and proper.
      8. In the event of any violation by Peterson of any of the provisions of Paragraph 7 which could or does result in material detriment to the Company, the Company's obligation to pay to Peterson the then-remaining unpaid portion of the aggregate sum set forth in Paragraph 3, if any, shall thereupon cease, and all payment theretofore made by the company to Peterson under this Agreement shall constitute payment in full for all services performed by him during the Advisory Period.
      9. In the event that, during any month within the Advisory Period, Peterson refuses to perform, or refrains from performing, any service which the Company feels has been reasonably requested of him and he persists and continues in such course of action for more than three (3) days from the date of mailing of written notice to him of the Company's determination that such refusal to perform or such act of refraining from performing constitutes an unreasonable breach of his obligations to the Company hereunder, a portion of the aggregate sum set forth in Paragraph 3 equal to the monthly installment next payable shall be deemed to have been forfeited by Peterson, and the Company shall have no obligation to make payment of such amount at any time to Peterson or his surviving spouse or to the estate or the heirs, distributees or personal representatives of either of Peterson or such spouse.
      10. It is recognized that during the Advisory Period, Peterson may have to incur certain reasonable out-of-pocket expenses incident to his performance of advisory and consulting services hereunder. The Company agrees to reimburse Peterson for all such expenses which are incurred by him pursuant to directions given to him by the Company or which are approved by the Company in advance of their incurrence. This would include, but would not be limited to travel, lodging and meal expense to the Spring and Fall Shows as would be appropriate for a high level executive and spouse.
      11. This Agreement is not intended to and shall not be deemed to be in lieu of any rights, benefits and privileges to which Peterson may be entitled as an employee of the Company by reason of his employment through May 31, 1995. In this connection, it is acknowledged and agreed that there shall be included among such benefits the prorata share to which Peterson would be entitled based on the Patronage Rebate Executive Pool (PREP) Plan formula which will be determined subsequent to the end of the year 1995.
      12. Neither Peterson, his spouse, nor his spouse's estate shall have the right to assign, transfer or encumber any of the rights or interests which any of them may have under or pursuant to this Agreement.
      13. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns (including, without limitation, any entity which may acquire substantially all of the Company's assets or business or merge or combine with it), and shall also be binding upon and inure to the benefit of Peterson and his spouse and their respective heirs, distributee's and personal representatives.
      14. The failure of either party hereto to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term or condition, but the obligations of either party with respect thereto shall continue in full force and effect.
      15. This Agreement and the construction, interpretation and enforcement of each of the provisions hereof shall be governed in all respects by the laws of the state of Illinois.

IN WITNESS WHEREOF, all on the day and year first above written, Ace Hardware Corporation, a Delaware corporation, has caused this Agreement to be executed by its Chairman of the Board of Directors, pursuant to authority vested in him by its Board of Directors, and attested by its Secretary, with its corporate seal affixed, and Peterson has hereunto affixed his hand and seal.

                                          ACE HARDWARE CORPORATION,
                                          a Delaware corporation

ATTEST:


David W. League                           By:  Richard E. Laskowski

  Secretary                               Chairman of the Board of Directors




                                                                   (Seal)
                                          Roger E. Peterson